EXHIBIT 99.1

Company Contacts:

Robert J. Lollini

        Betsy Truax

President & CEO	Investor Relations Consultant
(801) 975-1191	(801) 975-1191, ext. 411
www.iomed.com	info@iomed.com

IOMED Reports Third Quarter Fiscal 2005 Results

Operating Cash Flow Remains Stable Despite Sales Decline

Salt Lake City, UT (April 26, 2005) – IOMED, Inc. (AMEX:IOX) today reported financial results for the third quarter ended March 31, 2005. While third quarter sales were down 7% from the prior year, they were up 11% compared with the second quarter of 2005. Operating cash flow remained stable, exceeding $1 million for the first nine months of fiscal 2005 and 2004.

Third Quarter Results

For the quarter ended March 31, 2005, sales were $2,879,000 compared with $3,094,000 a year ago. Product sales continued to be impacted by a reduction in the Company’s average selling prices due, in part, to factors relating to the restructuring of the Company’s distribution network.  Third quarter sales, however, improved 11% from second quarter sales. Gross margin for the third quarter was 60% compared with 62% a year ago. The beneficial effects of the renegotiated facility lease mitigated the effects of lower product sales on gross margin.

Total operating expenses of $1,717,000 was an increase of 5% from the prior-year quarter. General and administrative expenses, including legal costs incurred to defend certain intellectual property litigation brought against the Company, increased 7%. This increase in general and administrative expense on total operating expenses was offset in part by the beneficial effects of the renegotiated facility lease.

IOMED reported net income of $32,000, or nil per diluted share, for the third fiscal quarter of 2005 compared with net income of $280,000, or $0.04 per diluted share, for the third fiscal quarter of 2004.

Nine-Month Results

Fiscal 2005 year-to-date sales were $8,485,000, down 6% from the comparable period in fiscal 2004, due primarily to factors relating to the restructuring of the Company’s distribution network. Gross margin was 61% during the current period compared with 62% for the same period last year.

IOMED reported net income of $395,000, or $0.05 per diluted share, for the nine months of fiscal 2005, compared with net income of $610,000, or $0.08 per diluted share, in the comparable prior-year period.

The Company generated operating cash flow of slightly over $1 million during both of the nine-month periods ended March 31, 2005 and 2004. Since June 30, 2004, working capital has increased $623,000 to $8.8 million. Long-term debt decreased 31% to $947,000. Shareholders’ equity increased $395,000 to $9.8 million. Cash and cash equivalents, as of March 31, 2005 were $8.1 million, increasing $740,000 during the nine-month period.

Management Comments

 “As previously reported, second quarter sales were impacted by a reduction in inventory levels carried by certain dealers,” said Mr. Robert J. Lollini, President and CEO. “During the third quarter, orders from those dealers have significantly improved, but have not returned to previous levels. In addition, the effect of cost constraints on physical therapy clinics, including legislative changes in certain workers’ compensation markets, is, among other things, creating a market shift toward large national suppliers who offer a broader line of products and lower overall pricing. These suppliers have greater access to our volume discounts, resulting in lower average selling prices realized by the Company on the sale of its products. However, sales orders for the Company’s new products are stronger than original estimates, which may help offset the negative effects of these current market dynamics.”

“We have reported 11 consecutive quarters of net income, generating a cumulative total of over $2 million of net income. The operating efficiencies initiated over the last three years continue to produce positive results for us and have helped to offset the effects of our dealer restructuring and lower average selling prices. These efforts have enabled us to generate $4.1 million of cumulative operating cash flow over the last 11 quarters. We continue to explore opportunities to expand our iontophoresis technology into other medical markets. Through the successful expansion of our technology into other therapeutic applications and markets, we can mitigate the effect of short-term fluctuations that we may experience in any particular market,” Mr. Lollini said.

IOMED is a leader in developing, manufacturing and marketing active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by expanding its product line, distributing new products, developing strategic partnerships, and through acquisition.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED's beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED's filings with the Securities Exchange Commission, including Forms 10-K, 10-Q and 8-K.

--TABLES FOLLOW--

 CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
	2005	2004		2005	2004
	(unaudited )			(unaudited)
Product sales	$2,879,000	$3,094,000		$8,485,000	$9,026,000
Cost of products sold	1,152,000	1,171,000		3,272,000	3,391,000
Gross profit	1,727,000	1,923,000		5,213,000	5,635,000

Operating costs and expenses:
Selling, general and administrative	1,479,000	1,376,000		4,137,000	4,275,000
Research and development	238,000	257,000	`	726,000	765,000
Total operating costs and expenses	1,717,000	1,633,000		4,863,000	5,040,000

Operating income	10,000	290,000		350,000	595,000

Other income (expense):
Interest expense	(29,000)	(42,000)		(98,000)	(133,000)
Interest and other income, net	51,000	32,000		143,000	148,000

Net income	$32,000	$280,000		$395,000	$610,000

Income per share:
Basic	$0.00	$0.04		$0.06	$0.09
Diluted	$0.00	$0.04		$0.05	$0.08

Shares used in the computation of income per share:
Basic	6,585,000	6,568,000		6,585,000	6,552,000
Diluted	7,682,000	7,813,000		7,676,000	7,646,000

Consolidated Balance Sheet

	March 31,	June 30,
	2005	2004
	(unaudited)	(audited)
Cash and cash equivalents	$8,078,000	$7,338,000
Working capital, net	$8,796,000	$8,173,000
Restricted cash	$800,000	$1,062,000
Total assets	$12,607,000	$12,511,000
Long-term obligations	$947,000	$1,368,000
Accumulated deficit	$(31,762,000)	$(32,157,000)
Shareholders' equity	$9,838,000	$9,443,000

CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS

	Nine Months Ended
	March 31,
	2005	2004
Cash flows from operating activities	(unaudited )
Net income	$395,000	$610,000
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	440,000	728,000
Changes in operating assets and liabilities:
Accounts receivable	60,000	6,000
Inventories	(95,000)	39,000
Prepaid expenses	30,000	37,000
Trade accounts payable	(106,000)	(185,000)
Other accrued liabilities	277,000	(157,000)
Net cash provide by operating activities	1,001,000	1,078,000

Cash flows from investing activities
Purchases of equipment and furniture	(53,000)	(73,000)

Cash flows from financing activities
Change in restricted cash balance	262,000	288,000
Proceeds from issuance of common shares	—	53,000
Payments on long-term obligations	(470,000)	(459,000)
Net cash used in financing activities	(208,000)	(118,000)

Net increase in cash and cash equivalents	740,000	887,000

Cash and cash equivalents at beginning of period	7,338,000	5,921,000

Cash and cash equivalents at end of period	$8,078,000	$6,808,000

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